Exhibit 10.37

The Chubb Corporation (and its subsidiaries) Post-Employment Health Policy

Chubb & Son, a division of Federal Insurance Company (together with its parent company, The Chubb Corporation, and their subsidiaries, “Chubb”), maintains certain health plans providing coverage on a self-insured basis (collectively, as amended from time to time, the “Chubb Health Plans”), for the benefit of certain eligible current or former employees (each, together with any eligible dependents thereof, a “Covered Employee”). To the extent that Chubb is obligated to provide post-employment health coverage to a Covered Employee (whether pursuant to the Chubb Retiree Health Plan (as amended from time to time, the “Retiree Plan”), any other Chubb Health Plan or otherwise), and to the extent that providing such coverage in accordance with the Chubb Health Plans would cause Chubb to incur penalties or would otherwise be impermissible due to non-discrimination rules under the Affordable Care Act (the “ACA”) or any similar applicable law, rule or other requirement, Chubb shall provide such coverage as follows:

1.	With respect to the period during which Chubb is obligated to provide post-employment health coverage to a Covered Employee, Chubb shall provide such Covered Employee with access to continued coverage under the Chubb Health Plans (or under programs providing substantially identical coverage) upon terms substantially identical to those that would otherwise apply, except as provided below (“Continued Coverage”).

2.	The applicable monthly premium cost of such Continued Coverage (the “Premium”) shall be determined by Chubb in accordance with the methodology under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or under such other methodology as may be required under the ACA, by the Internal Revenue Service under Section 105(h) of the Internal Revenue Code of 1986, as amended, or under other applicable law.

3.	Such Covered Employee shall pay the full amount of the Premium on an after-tax basis; provided that, in the case of a Covered Employee who is eligible for a premium subsidy from Chubb toward the cost of health coverage in accordance with the Retiree Plan or otherwise, (x) Chubb shall pay (or shall otherwise be responsible for the cost of) a percentage of the Premium (the “Chubb Portion”) equal to the percentage for which Chubb would otherwise have been responsible in accordance with the Retiree Plan or otherwise (and such Chubb Portion shall be treated as taxable income to the Covered Employee), and (y) the Covered Employee shall pay the remaining portion of the Premium on an after-tax basis.

This Policy shall be administered by the Employee Benefits Committee of The Chubb Corporation (together with any successors thereto, the “Committee”), which shall have the exclusive right to establish rules for the administration of this Policy, to interpret this Policy and to decide all matters arising hereunder. All determinations of the Committee in respect of any matter hereunder shall be conclusive and binding on all persons.

Medical, dental and other benefits are offered at Chubb’s discretion. Chubb reserves the right to amend, modify or terminate such benefits, the Retiree Plan or any other Chubb Health Plan, or this Policy at any time (including to restructure the coverage described above in the event of future changes in law or applicable guidance, in order to avoid or minimize adverse tax or other consequences to either Chubb or any Covered Employee). Notwithstanding the foregoing, the Committee may make technical, administrative, regulatory and compliance amendments to this Policy as required by applicable law, and any other amendment consistent with its charter, as the Committee shall deem necessary or appropriate.